EXHIBIT 99.1

FOR RELEASE

StanCorp Financial Group, Inc. Reports First Quarter 2003 Results

PORTLAND, Ore. – April 24, 2003 – StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the first quarter of 2003 of $32.2 million, or $1.10 per diluted share, compared to $29.6 million, or $0.99 per diluted share for the first quarter of 2002.

Net income before capital gains and losses net of tax (“operating income”) was $1.12 per diluted share for the first quarter of 2003, a 14.3% increase compared to $0.98 per diluted share for the first quarter of 2002. Operating income was $32.9 million for the first quarter of 2003, a 12.3% increase compared to $29.3 million for the same period of 2002. The increase in operating income was primarily due to premium growth in the Company’s Employee Benefits – Insurance segment, including growth from the acquisition of the group disability and group life business of Teachers Insurance and Annuity Association (“TIAA”) in the fourth quarter of 2002.

“We are pleased with our results for the first quarter, which reflect growth in all of our businesses,” said Eric E. Parsons, president and chief executive officer. “We continue to make good progress in integrating the block of business we acquired from TIAA. Despite the current economic climate, we are off to a good start for 2003 and continue to progress towards our long-term financial objectives.”

Premium Growth

Premiums, before experience rated refunds on certain large group insurance contracts that are based on claims experience, grew 22.0% over the first quarter of 2002. Experience rated refunds were $6.2 million and $1.8 million for the first quarters of 2003 and 2002, respectively. The TIAA block acquisition added $41.4 million to premiums in the first quarter of 2003, while the effect of new reinsurance agreements that were not in force in the first quarter of 2002 reduced premiums by $4.4 million. Before experience rated refunds, premiums related to the TIAA block acquisition and the effect of the new reinsurance agreements, premiums increased 10.9% in the first quarter of 2003 compared to the first quarter of 2002.

Business Segments First Quarter Results

The Employee Benefits – Insurance segment reported a 23.9% increase in pre-tax operating income to $44.6 million for the first quarter of 2003, compared to $36.0 million for the first quarter of 2002. The increase was primarily due to premium growth in our existing business and from the TIAA block acquisition. Premiums for this segment were $382.1 million for the first quarter of 2003, before experience rated refunds of $6.2 million. This was a 23.8% increase compared to the first quarter of last year, and included premiums related to the TIAA block acquisition of $41.4 million.

Reported new sales for the Employee Benefits – Insurance segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans. Sales for the first quarter of 2003 were $46.9 million, compared to $65.2 million in the first quarter of 2002. First quarter 2002 new sales included a greater number of new groups with annual premiums in excess of $1 million. Reported sales represent annual premiums that are expected to be earned over the first year the contract is in force.

The benefit ratio for this segment (the ratio of policyholder benefits to premiums) was 81.3% in the first quarter of 2003, unchanged from the first quarter of 2002. The benefit ratio can fluctuate widely from quarter to quarter. Over time the benefit ratio for the Employee Benefits – Insurance segment is expected to be in the range of 82% to 84%.

Operating expenses as a percentage of premiums for the segment were 14.7% for the first quarter of 2003, compared to 13.6% for the same period a year ago. The integration of the TIAA block acquisition began in the fourth quarter of 2002 and is expected to be completed by mid-year 2003. Operating expenses during this period will be higher than normal due to integration costs, including servicing fees paid to TIAA until the block is fully integrated.

The Individual Insurance segment reported pre-tax operating income of $8.4 million for the first quarter of 2003, compared to $8.0 million for the first quarter of 2002. The benefit ratio for this segment reflected good claims experience at 87.7% for the first quarter of 2003 compared to 104.9% in the first quarter of 2002. Although the benefit ratio can fluctuate widely from quarter to quarter, over time the benefit ratio in the Individual Insurance segment is expected to be in the range of 85% to 100%.

The Retirement Plans segment reported pre-tax operating income of $0.7 million for the first quarter of 2003, compared to break-even financial results for the same period of 2002. The improvement over last year resulted primarily from a shift in assets under management from the separate account to the general account, on which the Company earns a higher margin. Total assets under management increased to $1.89 billion, an all time high, compared to $1.83 billion a year ago. The increase was due to strong deposit growth and low terminations, which were offset in part by equity market value declines.

StanCorp’s other businesses reported a pre-tax operating loss of $3.1 million for the first quarter of 2003, compared to pre-tax operating income of $1.7 million for the first quarter of 2002. Interest expense on long term debt during the first quarter of 2003 was $4.4 million. In September 2002 StanCorp completed an initial public debt offering of $250 million of 6.875%, 10-year senior notes. Other businesses also include StanCorp Mortgage Investors, LLC (“SMI”), which on a stand-alone basis contributed income of $2.5 million for the first quarter of 2003 compared to $1.4 million for the first quarter of 2002. Supporting both internal and external investor needs, SMI originated a record $207.2 million of commercial mortgage loans in the first quarter of 2003, a 67.2% increase over the same period a year ago.

Investments

In the first quarter of 2003, StanCorp reported $0.7 million of after-tax net capital losses, compared to $0.3 million of after-tax net capital gains in the first quarter of last year. Capital losses for the quarter included impairments on fixed maturity securities totaling $1.7 million after-tax. The impairments related to holdings of American Airlines, Delta Airlines, Fleming Companies and HealthSouth Corporation. After the impairments, the book carrying value of holdings in these companies totaled $5.0 million as of March 31, 2003.

At March 31, 2003, the overall rating for the Company’s fixed maturity securities portfolio was A (Standard & Poor’s). Gross unrealized gains related to the Company’s fixed maturity securities portfolio at March 31, 2003 totaled $282.8 million. Gross unrealized losses totaled $16.7 million. Approximately half of the unrealized losses are attributable to holdings with credit quality deterioration that the Company has assessed as temporary. The remainder was due to currently higher interest rates as compared to when the bonds were purchased. At March 31, 2003 the percentage of the Company’s fixed maturity securities portfolio below investment grade was 3.2%.

The yield on the Company’s fixed maturity securities portfolio declined to 6.09% at March 31, 2003, from 6.22% at December 31, 2002. The yield on the Company’s commercial mortgage loan portfolio declined to 7.82% at March 31, 2003, from 7.94% at December 31, 2002.

At March 31, 2003, the Company’s investment portfolio held 67.6% fixed maturities securities and 31.3% commercial mortgage loans, with the remainder being in real estate and policy loans. The percentage of the Company’s investment portfolio invested in fixed maturity securities was higher than normal at March 31, 2003 due to the investment of a substantial portion of the $705 million of cash proceeds received in conjunction with the TIAA block acquisition into fixed maturity securities. Over time, the Company plans to invest more cash flows into commercial mortgage loans in order to return the portfolio to its historical allocation of approximately 60% fixed maturity securities and 40% commercial mortgage loans.

Shares Outstanding

Diluted weighted average shares outstanding for the first quarters of 2003 and 2002 were 29.2 million and 29.9 million, respectively. During the first quarter of 2003, StanCorp repurchased 162,300 shares at a total cost of $8.0 million. At March 31, 2003, the Company had approximately 244,000 shares remaining under its current share repurchase authorization, which expires on December 31, 2003.

Financial Objectives

StanCorp reaffirms its stated financial objectives, which are:

•	Premium growth of 10% to 12% per year.

•	Operating income per diluted common share growth of 12% to 15% per year. For 2003 this objective includes expected earnings accretion from the TIAA block acquisition and the expense of stock-based employee compensation.

•	Operating return on average equity of 13% to 14% by the end of 2003, and 14% to 15% by the end of 2005.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 33,000 group insurance policies in force covering more than 6.6 million employees. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2003 results at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media Player™ will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 13, 2003.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code #148575. The replay will be available through May 4, 2003.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2002 annual report on Form 10-K for a description of the types of uncertainties and risks that may affect actual results.

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Attachments

Contacts

Investor Relations and Financial Media

Scott Hibbs

(503) 321-7529

E-mail: shibbs@standard.com

or

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Quarterly Earnings March 31, 2003

(Dollars in millions – except share data)

Unaudited

	First Quarter
	2003	2002
Income Statement Data:
Revenues:
Premiums:
Employee Benefits – Insurance*	$375.9	$306.8
Individual Insurance	20.3	20.4
Retirement Plans	5.1	5.1

Total premiums	401.3	332.3

Net investment income:
Employee Benefits – Insurance	61.7	48.3
Individual Insurance	27.2	25.9
Retirement Plans	14.2	12.8
Other	2.9	3.5

Total net investment income	106.0	90.5
Other	1.4	1.5

Total operating revenues	508.7	424.3

Benefits and expenses:
Employee Benefits – Insurance	394.4	320.4
Individual Insurance	39.1	38.5
Retirement Plans	18.6	17.9
Other	6.0	1.8

Total operating benefits and expenses	458.1	378.6

Pre-tax operating income (loss):
Employee Benefits – Insurance	44.6	36.0
Individual Insurance	8.4	8.0
Retirement Plans	0.7	—
Other	(3.1)	1.7

Total pre-tax operating income	50.6	45.7
Income taxes	17.7	16.4

Operating income	32.9	29.3
Net capital gains (losses), net of tax	(0.7)	0.3

Net income	$32.2	$29.6

Per Common Share Data:
Basic per common share:
Operating income	$1.14	$0.99
Net capital gains (losses), net of tax	(0.03)	0.01

Net income	$1.11	$1.00

Diluted per common share:
Operating income	$1.12	$0.98
Net capital gains (losses), net of tax	(0.02)	0.01

Net income	$1.10	$0.99

Share data:
Basic weighted average	28,934,602	29,591,379
Diluted weighted average	29,222,728	29,924,668
Issued at period end	29,061,326	29,641,388
Benefit ratio (the ratio of policyholder benefits to premiums):
Employee Benefits – Insurance (including interest credited)	81.3%	81.3%
Individual Insurance	87.7	104.9

Statutory data – Insurance Subsidiaries:
Net gain from operations before income taxes	$41.5	$41.4
Net gain from operations after income taxes and before realized capital gains/losses	23.4	26.3

* Premiums for Employee Benefits – Insurance include experience rated refunds of $6.2 million and $1.8 million for the first quarters of 2003 and 2002, respectively.

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(In millions)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets:
Investments:
Fixed maturity securities	$4,417.2	$4,134.4
Commercial mortgage loans	2,043.5	1,989.1
Real estate, net	62.9	64.6
Policy loans	5.2	5.3

Total investments	6,528.8	6,193.4
Cash and cash equivalents	69.0	206.8
Premiums and other receivables	73.6	79.6
Accrued investment income	83.9	77.1
Amounts recoverable from reinsurers	877.3	873.9
Deferred acquisition costs and value of business acquired	190.0	190.9
Property and equipment, net	72.9	74.7
Other assets	23.9	31.5
Separate account assets	1,064.6	1,018.6

Total assets	$8,984.0	$8,746.5

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,161.0	$4,114.9
Other policyholder funds	1,876.8	1,809.3
Dividends and experience refunds	58.4	55.2
Deferred tax liabilities	174.2	164.7
Short-term debt	0.2	0.2
Long-term debt	258.9	259.0
Other liabilities	192.3	172.0
Separate account liabilities	1,064.6	1,018.6

Total liabilities	7,786.4	7,593.9

Equity:
Common stock	657.6	665.3
Accumulated other comprehensive income	167.9	147.4
Retained earnings	372.1	339.9

Total equity	1,197.6	1,152.6

Total liabilities and equity	$8,984.0	$8,746.5

Book value per common share outstanding (excluding accumulated other comprehensive income)	$35.43	$34.44

Portfolio Yields:
Fixed maturities (excluding convertibles)	6.09%	6.22%
Commercial mortgage loans	7.82	7.94

Statutory Data - Insurance Subsidiaries:
Capital and surplus	$766.4	$817.6
Asset valuation reserve	37.4	35.8